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                                                                      Exhibit 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
NaviSite, Inc.:

      We consent to incorporation by reference in the registration statement Nos. 333-112087 on Form S-2, 333-123114 and 333-117543 on Form S-3, 333-117545,
333-111165, 333-89987, 333-67786, 333-67774, 333-56454, 333-56452 and 333-56478
on Form S-8 of NaviSite, Inc. of our report dated October 28, 2005, relating to the consolidated balance sheets of NaviSite, Inc. and subsidiaries as of July 31, 2005 and 2004 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for each of the fiscal years in the three-year period ended July 31, 2005, and our report dated October 28, 2005 relating to the consolidated financial statement schedule, which reports are included in the July 31, 2005 Annual Report on Form 10-K of NaviSite, Inc.

      The reports of KPMG LLP on the aforementioned consolidated financial statements and financial statement schedule contain an explanatory paragraph that states that the Company has incurred recurring losses from operations since inception and has an accumulated deficit, as well as other factors, that raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Boston, Massachusetts
October 28, 2005